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                    September 13, 2022

       George Archos
       Chief Executive Officer
       Verano Holdings Corp.
       415 North Dearborn Street, 4th Floor
       Chicago, IL 60654

                                                        Re: Verano Holdings
Corp.
                                                            Amendment No. 3 to
Registration Statement on Form 10-12G
                                                            Filed September 8,
2022
                                                            File No. 000-56342

       Dear Mr. Archos:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Tom Hughes, Esq.